Consent of Independent Accountants

May 2, 2002

Consent of PricewaterhouseCoopers LLP

We hereby consent to the incorporation by reference in the prospectus constituting part of this post-effective amendment to the Registration Statement on Form S-8 of MPS Group, Inc. of our report dated March 20, 2002 relating to the consolidated financial statements of MPS Group, Inc., which appears in the Annual Report on Form 10-K for the year ended December 31, 2001. We also consent to the reference to us under the heading "Experts" in such post-effective amendment to the Registration Statement on Form S-8.


/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP